SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is entered into as of September 10, 2026, between AirJoule Technologies Corporation, a Delaware corporation (the “Company”), and Stanislav Dyshko (“Subscriber”).

BACKGROUND

WHEREAS, reference is made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among AirJoule Technologies LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“AirJoule”), Bitsink LLC, a South Carolina limited liability company (“Bitsink”), and Subscriber, pursuant to which AirJoule has purchased from Subscriber one hundred percent (100%) of the issued and outstanding equity interests of Bitsink;

WHEREAS, AirJoule shall cause to be paid to Subscriber 1,859,504 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and the Company may become obligated to issue to Subscriber additional shares of Common Stock in satisfaction of the Earnout Amounts (as defined in the Purchase Agreement) pursuant to Section 1.4 of the Purchase Agreement (such shares issued at the Closing, together with all shares of Common Stock issued or issuable in satisfaction of any Earnout Amount, the “Shares”), in each case subject to the terms and conditions set forth in the Purchase Agreement;

WHEREAS, Subscriber understands that the Company is privately offering the Shares for sale to Subscriber, and Subscriber further understands that the offering is being made without registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Company has agreed to sell to Subscriber, and Subscriber has agreed to purchase from the Company, the Shares pursuant to, and subject to the terms and conditions of, this Agreement and the Purchase Agreement.

AGREEMENT

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

Subscription for the Shares
1.1
Subscription. Subject to and in accordance with the terms and conditions of this Agreement, Subscriber hereby subscribes to purchase the Shares from the Company as set forth in the Purchase Agreement.
1.2
Closings. The closing of the sale and purchase of the Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures by electronic mail on the applicable date set forth in the Purchase Agreement, or on such other date or through such other means as may be mutually agreed between the Company and Subscriber (the “Closing Date”).

1.3
Closing Conditions. Subscriber understands and agrees that (i) it will not become a stockholder of the Company with respect to the Shares until the Closing occurs, and (ii) the Closing will not occur until all of the applicable conditions to such Closing in the Purchase Agreement shall have been satisfied, or waived by AirJoule and the Company in writing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor AirJoule shall be under any obligation to issue or cause to be issued any shares of Common Stock to Subscriber unless the representations of Subscriber contained in Article II are true and correct in all material respects as of the Closing Date and Subscriber is not in material breach of any agreement, obligation or covenant herein or in any other agreement between Subscriber and the Company, AirJoule or any of their respective subsidiaries that is required to be performed or observed by Subscriber on or prior to the applicable Closing Date.
1.4
Earnout Shares. The Company shall issue and deliver to Subscriber, when and as required by the Purchase Agreement, a number of shares of Common Stock with an aggregate Parent Stock Earnout Value (as defined in the Purchase Agreement) equal to each Earnout Amount that becomes final and binding under the Purchase Agreement. All such shares shall constitute Shares for all purposes of this Agreement, and the Company’s obligation to issue and deliver such shares shall not be subject to Section 1.3 or to any condition other than as set forth in the Purchase Agreement.
Article II

Representations of Subscriber
2.1
Representations. Subscriber hereby represents and warrants to the Company as follows:
(a)
Authorization. The execution, delivery and performance of this Agreement and each other agreement, certificate, or instrument as is executed by or on behalf of Subscriber in connection with its obligations under this Agreement and the Purchase Agreement (collectively with this Agreement, the “Subscription Documents”). Each Subscription Document has been duly executed and delivered by Subscriber and constitutes the valid and binding obligation of Subscriber, enforceable in accordance with its terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles). Subscriber has not been declared (by any appropriate court or other authority) to be incompetent or of an unsound mind, and is of sound mind. Subscriber is able to pay his debts when due and has not been declared (by any appropriate court or other authority) to be bankrupt and has not entered into any arrangement or compromise with any creditors.
(b)
No Public Sale or Distribution. Subscriber is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act; provided, however, by making the representations herein, Subscriber does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in compliance with applicable securities laws. Subscriber does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares in violation of applicable securities laws.
(c)
Exempt Offering. Subscriber acknowledges that the Shares have not been registered under the Securities Act and are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of Subscriber contained in this Agreement.
(d)
Disclosure of Information. Subscriber believes that the Company has made available to Subscriber all of the information that Subscriber considers necessary or appropriate for deciding whether to purchase the Shares. Subscriber has had an opportunity to (i) review the documents filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) including any amendments thereto (the “SEC Filings”); (ii) review the financial statements of the Company, and other information provided to Subscriber by the Company in connection therewith, including, without limitation, the 2025 audited financial statements of the Company and other recent financial and other information regarding the Company and its operations; (iii) discuss the Company’s business, properties, prospects, and financial condition with directors, officers, and management of the Company; (iv) review the operations and facilities of the Company; (v) ask questions of and receive answers from the directors, officers and management of the Company regarding the terms and conditions of the offering of the Shares, the contemplated terms and conditions of the Purchase Agreement, and the business, properties, prospects, and financial condition of the Company; and (vi) obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Subscriber or to which Subscriber had access, including those disclosed by the Company in the SEC Filings, whether or not expressly included under “Risk Factors”.
(e)
Investment Experience; Economic Risk. Subscriber represents that by reason of its business, or financial experience, Subscriber has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Subscriber has experience as an investor in securities and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares to be purchased by it, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares. Subscriber understands that investing in the Shares involves risks and uncertainties, including, but not limited to, those disclosed by the Company in the SEC Filings, whether or not expressly included under “Risk Factors,” general economic and industry conditions and related shifts in market demand; competitive conditions; the Company’s limited operating history; availability and cost of necessary components or raw materials; timing and costs relating to manufacturing, including related government permits and approvals; availability and cost of reliable third-party services; availability, timing, and amount of capital expenditures; compliance with debt covenants and availability of future financing or leasing arrangements; future costs of operating expenses; governmental regulations and policies; potential impairment of goodwill and intangible assets; the cost, timing, and performance of growth initiatives; the cost and performance of any recent or future projects; and other financial, operational, and legal risks and uncertainties.

(f)
Accredited Investor Status. Subscriber is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC under the Securities Act.
(g)
Restricted Securities. Subscriber understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering.
(h)
Legends. It is understood that any certificate evidencing the Shares shall bear the legends set forth below:
(i)
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF COUNSEL TO SUBSCRIBER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (B) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
(ii)
Any other legend required by state securities laws applicable to Subscriber.
(iii)
Disclaimer of Other Representations and Warranties. NEITHER THE COMPANY NOR ANY AFFILIATES THEREOF, NOR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) THEREOF, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ITS AFFILIATES OR THE BUSINESS OF THE COMPANY OR ITS AFFILIATES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, IN THE PURCHASE AGREEMENT OR IN THE SEC FILINGS MADE PRIOR TO THE CLOSING. Subscriber acknowledges and agrees that (A)(1) the only representations and warranties made by the Company or any of affiliates or representatives are the representations and warranties made in this Agreement and the Purchase Agreement or in the SEC Filings made prior to the Closing and (2) Subscriber has not relied upon any other representations or other information made or supplied by or on behalf of the Company or any of its affiliates or representatives, respectively, and that Subscriber will not have any right or remedy arising out of any such other representation or other information, and (B) any claims Subscriber may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in this Agreement, the Purchase Agreement and the SEC Filings made prior to the Closing.

Article III

Representations of the Company
3.1
Representations. The Company hereby represents and warrants to Subscriber as follows:
(a)
Authorization. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby by the Company, have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles).
(b)
Valid Issuance of Stock.
(i)
The Shares, when issued and paid for as provided in this Agreement and the Purchase Agreement (as applicable), shall be duly authorized and validly issued, fully paid, and non-assessable, and shall be free of any liens, encumbrances, or restrictions on transfer (other than those created by the Subscription Documents and applicable state and/or federal securities laws). The Company has reserved, and shall at all times continue to reserve, a sufficient number of authorized and unissued shares of Common Stock to permit the issuance in full of the Shares, including the maximum number of shares of Common Stock issuable in satisfaction of the Earnout Amounts.
(ii)
Based in part on the representations made by Subscriber in Section 2.1, the issuance of the Shares in accordance with this Agreement and the Purchase Agreement (as applicable) is exempt from the registration and prospectus delivery requirements of the Securities Act.
(c)
Nasdaq Listing. The Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. No proceeding to delist the Common Stock from, or suspend the trading of the Common Stock on, Nasdaq is pending or, to the knowledge of the Company, threatened.
(d)
SEC Filings. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act during the two years preceding the date hereof. As of their respective filing dates, the SEC Filings complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Filings fairly present in all material respects the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended.

(e)
Solvency; Sufficient Funds. Immediately after giving effect to the transactions contemplated by the Purchase Agreement, the Company and AirJoule each will be solvent and able to pay its debts as they become due. AirJoule has, and at all times through the payment in full of the Deferred Consideration (as defined in the Purchase Agreement) and all other cash amounts payable under the Purchase Agreement will have, sufficient cash on hand or other sources of immediately available funds to pay all such amounts when due.
(f)
Litigation. There is no proceeding pending or, to the knowledge of the Company, threatened against the Company or AirJoule that challenges the validity or enforceability of the Purchase Agreement or this Agreement or seeks to enjoin, prohibit or delay the consummation of the transactions contemplated by the Purchase Agreement, or that would reasonably be expected to impair the ability of the Company or AirJoule to perform their respective obligations under the Purchase Agreement or this Agreement (including the payment and issuance obligations set forth therein and herein).
Article IV

COVENANTS AND RESTRICTIONS
4.1
Limitations on Disposition.
(a)
Subscriber agrees not to make any disposition of all or any portion of the Shares (A) prior to the Lockup Date and (B) from and after the Lockup Date, unless (x) such transfer shall be pursuant to registration, or pursuant to an available exemption from such registration, under the Securities Act or any applicable state securities laws and (y) the disposition of Shares on any single trading day does not represent greater than 10% of the trailing 20-day average daily trading volume of Common Stock; provided, that the foregoing shall not restrict any transfer of Shares to an affiliate of Subscriber, or to a trust or other estate-planning vehicle for the benefit of Subscriber or his immediate family members, in each case where the transferee agrees in writing to be bound by the terms of this Agreement. For purposes of this Agreement, “Lockup Date” means the date that is 6 months immediately following the Closing.
(b)
In order to prevent any transfer from taking place in violation of this Agreement, the Purchase Agreement, the Securities Act or any applicable state securities laws, the Company may cause a stop transfer order to be placed with its transfer agent with respect to the Subscriber. The Company will not be required to transfer on its books any Shares that have been sold or transferred in violation of any provision of this Agreement, the Purchase Agreement, the Securities Act or any applicable state securities laws.
4.2
Further Limitations on Disposition. Without in any way limiting the representations set forth in Article II and subject to the limitations on disposition of the Shares set forth in Section 4.1 above, Subscriber further agrees not to make any disposition of all or any portion of the Shares unless and until:
(a)
there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)
Subscriber shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, Subscriber shall furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that no violation of any applicable registration provisions under United States federal or state securities laws would result from such proposed disposition.
(c)
Notwithstanding the provisions of Subsections 4.1(a) and 4.2(b) above, no such registration statement shall be required for any transfer of any Shares in compliance with Rule 144 (it being agreed that the Company shall have the right to receive evidence satisfactory to it regarding compliance with such rule or any successor or analogous rule prior to the registration of any such transfer).
4.3
Removal of Legends; Rule 144. The Company shall, at its expense, use commercially reasonable efforts to cause the removal of any restrictive legend from the Shares, including causing its counsel to deliver any required opinion to the Company’s transfer agent, promptly following request after the time such Shares become eligible for resale without restriction under Rule 144 under the Securities Act or upon their registration for resale, in each case subject to the delivery by Subscriber and, as appropriate, its broker, of customary representations. For so long as Subscriber holds any Shares bearing a restrictive legend, the Company shall use commercially reasonable efforts to timely file all reports required to be filed by it under the Exchange Act and to otherwise satisfy the current public information requirements of Rule 144(c) under the Securities Act.
4.4
Guarantee. The Company hereby unconditionally and irrevocably guarantees to Subscriber the due and punctual payment and performance by AirJoule of each Earnout Amount that becomes final and binding pursuant to Section 1.4 of the Purchase Agreement, in each case when and as due under the Purchase Agreement. This is a guarantee of payment and performance and not merely of collection, and the Company waives any requirement that Subscriber first proceed against AirJoule or exhaust any remedy against AirJoule before proceeding against the Company.
Article V

Miscellaneous
5.1
Survival of Representations; Indemnification. Each party agrees that such party understands the meaning and legal consequences of the agreements, representations, and warranties contained in this Agreement (including the representations and warranties of the Company set forth in Article III), and agrees that such agreements, representations, and warranties shall survive and remain in full force and effect after the execution of this Agreement and each Closing. Subscriber agrees to indemnify and hold harmless the Company, each current and future officer, director, employee, agent, and shareholder of the Company from and against any and all actual, out-of-pocket loss, damage, or liability due to, or arising out of, any breach of any representation or warranty of Subscriber set forth in Article II, in each case without duplication of any amounts actually recovered in respect of the same loss under the Purchase Agreement. Subscriber’s aggregate liability under this Section 5.1 shall not exceed the aggregate value of the Shares issued to Subscriber, determined on the basis of the volume weighted average closing price of the Common Stock for the trailing twenty (20) trading days prior to the Closing Date for the Parent Stock Consideration (as defined in the Purchase Agreement) and the applicable Parent Stock Earnout Value (as defined in the Purchase Agreement) for Shares issued in satisfaction of any Earnout Amount, and in no event shall Subscriber be liable under this Section 5.1 for any consequential, special, indirect or punitive damages.
5.2
Amendments. This Agreement may be amended or modified only with the written consent of the Company and Subscriber.
5.3
Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.
5.4
Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party. Any assignment in violation of this section shall be void. This Agreement is not intended to confer any rights or benefits on any person other than the parties hereto.
5.5
Notices. Any notice, request, demand, or other communication required by or permitted to be given in connection with this Agreement shall be in writing, except as expressly otherwise permitted herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly received when (a) delivered personally to the recipient, (b) delivered to the recipient through electronic means (including by electronic mail); provided that no automatic response is received indicating such communication was not actually received, or (c) one business day after it is sent to the recipient by reputable express courier service (charges prepaid), and addressed to the respective party at its address as set forth on the signature page hereof. Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address or electronic mail address set forth on the signature page hereof using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Each party may change its address by notifying each other party of such change in accordance with the provisions of this Section 5.5.
5.6
Gender, Number, etc. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the identity of the applicable person may require, and words using the singular or plural number shall be deemed to include respectively the plural or singular number as applicable. Unless otherwise specified, all references in this Agreement to articles, sections, or paragraphs shall refer to provisions of this Agreement. As used in this Agreement, the words “herein,” “hereof,” “hereto,” or derivatives shall refer to the entirety of this Agreement, and the word “or” shall mean “and/or.”
5.7
Governing Law, Binding Effect, and Severability. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Delaware applicable to contracts executed and performable solely in such state. This Agreement and the rights and obligations set forth herein shall be binding upon, and shall inure to the benefit of, Subscriber, the Company, and their respective successors and permitted assigns. If any provision of this Agreement, or the application of such provision to any circumstance, shall be invalid under the applicable law of any jurisdiction, the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby.
5.8
Arbitration.
(a)
Notwithstanding anything to the contrary in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by binding arbitration in New York, New York, under the rules of the American Arbitration Association. The arbitral tribunal shall consist of three arbitrators. The party invoking arbitration shall nominate its arbitrator by written notice to the other party, which shall nominate its arbitrator within 30 days of receipt of such nomination, and the two arbitrators so nominated shall nominate a third arbitrator within 14 days of the appointment of the second arbitrator. The award of the arbitral tribunal shall be final and binding upon the parties. Notwithstanding the foregoing, each party may seek temporary or preliminary injunctive relief in aid of arbitration, or specific performance of the obligation, in any court of competent jurisdiction. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
(b)
Each of the Company and Subscriber shall keep confidential any arbitration proceeding and any decisions and awards rendered by the arbitral tribunal, and shall not disclose any information regarding any arbitration proceeding (including the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application, (iii) to its current or prospective advisors, lenders, investors or acquirers, or (iv) as otherwise required by law or a final written non-appealable instruction, order or judgment issued or entered by a court of competent jurisdiction.
5.9
Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.10
Entire Agreement. This Agreement, the other Subscription Documents and the Exhibits attached thereto constitute the entire agreement, and supersede all prior agreements or understandings, among the parties hereto with respect to the subject matter hereof. The rights and obligations of the parties under this Agreement are in addition to, and not in limitation or substitution of, the rights and obligations of the parties under the Purchase Agreement, and nothing in this Agreement shall limit Subscriber's rights or remedies under the Purchase Agreement.
5.11
Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A facsimile, electronic or .pdf signature will be considered an original signature.

5.12
Specific Performance. Each party acknowledges and agrees that the subject matter of this Agreement is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement (including, in the case of the Company, the obligations to issue and deliver the Shares) are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate the non-breaching party. Accordingly, each party agrees that the other party will be entitled to seek an injunction or injunctions, without the necessity of proving actual damages or posting any bond or other security, to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which such party may be entitled, at law or in equity. In addition, in any action or proceeding brought by Subscriber to enforce the Company’s obligations under this Agreement to pay any amount, to issue or deliver any Shares or to remove any restrictive legend from the Shares, Subscriber shall, if it prevails, be entitled to recover from the Company its reasonable attorneys’ fees and expenses incurred in connection therewith.
5.13
Confidentiality. Subscriber acknowledges and agrees that the Company has and will continue to provide to Subscriber and its Representatives (as defined below) confidential information regarding the Company and its subsidiaries and the Shares which is nonpublic, confidential and/or proprietary in nature (the “Confidential Information”). Accordingly, Subscriber agrees that Subscriber shall hold the Confidential Information confidential and shall not disclose the Confidential Information to any other Person (as defined in the Purchase Agreement, a “Person”); provided, however, that Confidential Information may be disclosed to counsel, affiliates, agents, advisors, and other representatives who need to know such Confidential Information for the purpose of evaluating Subscriber’s investment in the Shares (“Representatives”), it being understood that Subscriber shall take reasonable steps to minimize the extent of any such disclosure and shall cause its Representatives to treat the Confidential Information in a confidential manner in accordance with the terms and conditions of this Section 5.13.

[Signature Pages Follow]

IN WITNESS WHEREOF, Subscriber has executed this Agreement as of the date first written above.

SUBSCRIBER:

/s/ Stanislav Dyshko

Stanislav Dyshko

Address:

E-mail:

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first written above.

COMPANY:

AIRJOULE TECHNOLOGIES CORPORATION

By: /s/ Stephen S. Pang

Name: Stephen S. Pang

Title: Chief Financial Officer

Address: 34361 Innovation Drive

Ronan, MT 59864

Attention: Chief Legal Officer

Email: chad.macdonald@airjouletech.com

Signature Page to Subscription Agreement